Exhibit 10.30

Revised October 24, 2018

September 4, 2018

Dr. James Lee

james.lee@dermavant.com

RE:    Retention Agreement

Dear Jim,

This Retention Agreement (this “Agreement”) is being provided to you in furtherance of our prior discussions regarding your transition from the position of Chief Medical Officer (“CMO”) of Dermavant Sciences, Inc. (“ Dermavant” or the “Company”). This Agreement reflects terms discussed with you following the Company’s delivery of the Agreement to you on September 4, 2018. Consistent with such discussions, this Agreement sets forth the terms for the continuation of your employment with the Company for a transitional period extending through December 3, 2018, or such earlier date as may be determined by the Company in its sole discretion as provided for herein (such date being referred to as the “Termination Date”). Further, this Agreement sets forth the additional pay and benefits the Company is offering you in connection with your continuation of employment through the Termination Date on the terms and conditions set forth herein, and in consideration for making and honoring certain commitments, including agreeing not to pursue legal action against the Company as described in Sections 5 and 6. The additional pay and benefits provided herein is subject to your execution of this Agreement without revocation.

1.	Terms of Continued Employment and Retention Bonus under this Agreement.

a.

As long as you (1) timely sign, date and return this Agreement (BUT IN NO CASE LATER THAN OCTOBER 26, 2018), (2) sign, date and return the Release, annexed hereto as Exhibit A, within five (5) days following (BUT NOT BEFORE) your Termination Date; (3) sign, date and return the Acknowledgment, annexed hereto as Exhibit B, within five (5) days following (but not before) your Termination Date; (4) do not materially breach the Agreement; and (5) continue employment with the Company as set forth in Section 1.b of this Agreement until the Termination Date (unless earlier terminated by the Company for Cause (as defined below)), then in addition to those payments and benefits described in Section 2 below:

i.	Within ten (10) days following the Termination Date, you will receive a lump-sum payment of one-hundred thousand dollars ($100,000) (“Retention Bonus”).

ii.

The Company shall extend the exercise period of your employee stock options in Dermavant Sciences Ltd. (formerly known as Roivant Dermatology Ltd.), granted to you on August 20, 2016 pursuant to the Stock Option Grant Notice and Option Agreement (“Option Agreement”, attached hereto as Exhibit E) under the Roivant Dermatology Ltd. 2016 Equity Incentive Plan (the “Plan”), set forth in

Section 8(b) of your Option Agreement, to a period ending six (6) months after the Termination Date. You acknowledge and agree to remain subject to your obligations under Section 9(d) of your Option Agreement, including without limitation to execute and deliver such agreements as may be reasonably requested by the Company or the underwriters as contemplated by such section.

b.

You will remain in the position as CMO of Dermavant until otherwise determined by the Company in its sole discretion, at which time you agree to transfer to a strategic advisor role and with such title as reasonably determined by the Company for the remainder of your employment and until your Termination Date. You shall continue to perform your current obligations as CMO, and upon transfer to a role of strategic advisor, you shall have such responsibilities and obligations as may be reasonably requested by the Company. Specific responsibilities shall include, without limitation: (i) assisting with preparation for the End of Phase 2 meeting with the FDA regarding tapinarof; (ii) assisting with preparation for the IND meeting with the FDA regarding DMVT-504; (iii) assisting with staffing of clinical research and operations teams for tapinarof as contemplated by management during the remainder of 2018; (iv) assisting with the preparation of the Company’s registration statement for filing with the Securities and Exchange Commission as reasonably requested by the Company, and activities reasonably related thereto; (v) contributing to and participating with the tapinarof intellectual property team, the business development team, the legal and compliance team, the investor relations team, the clinical and non-clinical development teams and the medical affairs team; and (vi) providing reasonable support with respect to the transition to a new Chief Medical Officer. You shall perform all of the foregoing responsibilities diligently and in good faith. The Company may announce your departure and transfer your role to that of a strategic advisor, as well as announce the search for a new CMO, at any time in its sole discretion; provided, however, that the Company agrees to reasonably consult with you regarding the timing and content of any such announcement. You agree to continue your employment with the Company as CMO or as a strategic advisor, as the case may be, until December 3, 2018, provided that the Company may terminate your employment prior to such date in its sole discretion, with or without Cause (as defined below). In the event your employment is terminated by the Company without Cause prior to December 3, 2018, you will be entitled to receive the Retention Bonus, provided that you have not materially breached this Agreement. Upon the termination of your employment as contemplated herein, your Continuous Service shall cease, and any unvested options under your Option Agreement shall cease to vest and shall be forfeited.

c.	For purposes of this Agreement, “Cause” is defined as set forth in Section 13(f) of the Plan, and “Continuous Service” is defined as set forth in Section 13(m) of the Plan.

d.

Unless the Company terminates your employment for Cause or you materially breach this Agreement, the Company and you agree to enter into a consulting agreement (“Consulting Agreement”), commencing the day following the Termination Date, pursuant to which you agree to provide consulting services to the Company, which services shall be consistent generally with the services set forth in Section 1.b. above and as may be reasonably requested by the Company. The Consulting Agreement is attached hereto as Exhibit F.

2.	What You Will Receive Regardless of Whether You Enter Into This Agreement

Whether or not you enter into this Agreement, the status of your employment with the Company will be as set forth below, and you will receive the following upon the termination of your employment with the Company:

a.

Your current employment with the Company is at-will. If you choose not to sign this Agreement, your employment with the Company will remain at-will, and the Company will have the right to terminate your employment at any time. Further, the Company may transition your title from CMO at any time in its sole discretion. The Company will have no obligation to enter into the Consulting Agreement described in Section 1.d. above;

b.

You will continue to receive your regular base pay (less applicable withholding) through your last day of employment with the Company. You will receive your regular pay in the same manner that you normally receive your regular pay, such as direct deposit, consistent with established bi-monthly pay cycles as long as you remain employed;

c.

If you are currently enrolled and participating in the Company’s medical/dental/vision benefits, your coverage will continue until the end of the month during which your employment with the Company ceases. Thereafter, you will be able to continue as a member of the Company’s Group Health Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. In such event, you will receive a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits;

d.	Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from the administrators of such retirement plans;

e.	Reimbursement for all approved business-related expenses incurred up to your last day of employment consistent with established travel and expense policies;

f.

Your outstanding employee stock options in Dermavant Sciences Ltd. (formerly known as Roivant Dermatology Ltd.) pursuant to your Option Agreement will continue to vest until your last day of employment with the Company, provided you are not terminated for Cause. If you do not sign this Agreement, any options that have not vested as of such date will be forfeited in accordance with the terms of the Plan and your Option Agreement; and

g.

As long as you direct reference inquiries from potential employers to Jen Lustig, Executive Director, Human Resources, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016, unless otherwise authorized in writing, the Company will limit information it discloses in response to reference requests to: (1) your dates of employment; and (2) your last position held. Of course, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law.

3.	How To Enter Into This Agreement.

In order to enter into this Agreement, you must sign and date the Agreement, and return the executed Agreement to me by October 26, 2018, unless such period is extended in writing by the Company. If I do not receive the signed and dated Agreement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the pay and benefits described in Section 1. In addition, as set forth in Section 2.a. above, your employment will remain at-will, your employment may be immediately terminated by the Company, and/or the Company may transition your role from that of CMO.

4.	Your Acknowledgments.

By entering into this Agreement, you are agreeing:

a.

The pay and benefits in Section 1 are more than any money or benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you.

b.

After your employment ends, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company or any of its affiliates. Your Continuous Service with the Company or any of its affiliates shall cease after your employment ends, irrespective of entering into the Consulting Agreement.

c.

Your continuing obligations under your transfer letter, dated May 8, 2017, with respect to your transfer of employment from Roivant Sciences, Inc. to Dermavant (“Transfer Letter”) attached hereto as Exhibit C, including your obligations with respect to all confidentiality and intellectual property obligations described therein and all confidentiality and intellectual property obligations you have agreed to in Sections 2 and 3 of the Employee Non-Disclosure and Invention Assignment Agreement with Roivant Sciences, Inc. executed by you on July 12, 2016 (“NDA”) attached hereto as Exhibit D, shall remain in full force and effect and you acknowledge and re-affirm those confidentiality and intellectual property obligations. You further acknowledge that the Consulting Agreement between you and Dermavant Sciences, Inc., dated August 15, 2016, has terminated with no further obligations by Dermavant Sciences, Inc. or any of its affiliates thereunder.

d.

As long as the Company satisfies its obligation under the Agreement, it will not owe you anything except for (i) the items set forth in Section 2, which you will receive regardless of whether you Execute this Agreement, and (ii), the items set forth in Section 1, which you will receive if you sign this Agreement and comply with the material terms and conditions set forth in this Agreement.

5.	YOU ARE RELEASING AND WAIVING CLAIMS

While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.

Who And What Does The Release Cover?

What Are You Giving Up? It is the Company’s position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, you agree, except for certain exceptions described in Section 9, to give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement, except as specifically set forth herein, you agree to give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You also agree to give up potential Claims arising under any contract or implied contract, including but not limited to your Transfer Letter or any handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys’ fees, costs and future wage loss. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 9, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before the Equal Employment Opportunity Commission or other agencies enforcing non-discrimination laws or the National Labor Relations Board.

Whose Possible Claims Are You Giving Up? You agree to waive Claims that you may otherwise be able to bring. You not only agree that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as “Releasors.”

Who Are You Releasing From Possible Claims? You not only agree to waive Claims that you and the Releasors may otherwise be able to bring against the Company, but also Claims that could be brought against “Releasees,” which means the Company and all of their past, present and future:

•	shareholders

•	officers, directors, employees, attorneys and agents

•	subsidiaries, divisions and affiliated and related entities

•	employee benefit and pension plans or funds

•	successors and assigns

•	trustees, fiduciaries and administrators

Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, you agree to give up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you agree to give them up.

What Types of Claims Are You Giving Up? In exchange for the pay and benefits in Section 1, you (on behalf of yourself and the Releasors) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):

Federal Laws, such as:

•	The Age Discrimination in Employment Act;

•	The Older Workers Benefit Protection Act;

•	Title VII of the Civil Rights of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Civil Rights Act of 1991;

•	The Equal Pay Act;

•	The Americans with Disabilities Act;

•	The Rehabilitation Act;

•	The Employee Retirement Income Security Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The National Labor Relations Act;

•	The Fair Credit Reporting Act;

•	The Occupational Safety and Health Act;

•	The Uniformed Services Employment and Reemployment Act;

•	The Employee Polygraph Protection Act;

•	The Immigration Reform Control Act;

•	The Family and Medical Leave Act;

•	The Genetic Information Nondiscrimination Act;

•	The Federal False Claims Act;

•	The Patient Protection and Affordable Care Act;

•	The Consolidated Omnibus Budget Reconciliation Act; and

•	The Lilly Ledbetter Fair Pay Act.

State and Municipal Laws, such as:

•

The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the

New York State Smokers’ Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter; and

•

North Carolina Employment Practices Act; the Retaliatory Employment Discrimination Act; the Persons with Disabilities Protection, Discrimination Against Persons with Sickle Cell Trait; Discrimination Based Upon Genetic Testing and Information; Discrimination Based Upon Use of Lawful Products; Discrimination Based Upon AIDS or HIV Status; Hazardous Chemicals Right to Know Act; Jury Service Discrimination; Military Service Discrimination; and all of their respective implementing regulations.

You Are Giving Up Potential Remedies and Relief. You agree to waive any relief that may be available to you (such as money damages, equity grants, benefits, attorneys’ fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 9.

This Release Is Extremely Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 9.

6.	You are Agreeing Not to Sue

Except as provided in Section 9, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 5 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releases for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action.

7.	Representations Under The FMLA (leave law) And FLSA (wage and hour law).

You represent that you are not aware of any facts that might justify a Claim by you against the Company for any violation of the Family and Medical Leave Act (“FMLA”). You also represent that you have received all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled up to the date of this Agreement, and that you are not aware of any facts constituting a violation by the Company or Releasees of any violation of the Fair Labor Standards Act or any other federal, state or municipal laws.

8.	You Have Not Already Filed An Action.

You represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company or Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.

9.	Exceptions To Your Release Of Claims And Covenant Not To Sue

In Sections 5 and 6, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:

•	Enforce, interpret or determine the scope, meaning, enforceability or effect of this Agreement; or

•

Assert a claim for vested benefits under any retirement, profit-sharing, deferred compensation or equity incentive plan of the Company or any affiliate of the Company (including, but not limited to, the Plan), subject to any additional terms set forth herein with respect to the same; or

•	Challenge the validity of this Agreement; or

•	Make any disclosure of information required by law; or

•

Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or

•	Provide truthful testimony in any forum; or

•	Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or

•

File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); or

•	File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement.

For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

10.	Your Continuing Obligations.

You acknowledge and re-affirm your confidentiality and intellectual property obligations pursuant to your Transfer Letter and Sections 2 and 3 of the NDA. In addition, you agree not to disclose the existence or terms of this Agreement without the prior written consent of the Company, except: (a)    to your spouse, domestic partner or immediate family member; (b) to the extent required by law; (c) in connection with any claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; (d) to obtain confidential legal, tax or financial advice with respect thereto; or (e) in connection with the exceptions set forth in Section 9 above.

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.	Return Of Property.

As of your Termination Date, you agree that you have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment, except as may be specifically agreed to by the Company in writing or as may be provided for in the Consulting Agreement.

12.	Prior Disclosures.

You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company that has not been disclosed. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.

13.	Non-Disparagement.

You agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, intentionally or negligently disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company or the Releasees. Nothing in this Section 13 is intended to restrict or impede your participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

14.	Non-Solicitation.

In order to protect the legitimate business interests of the Company, you agree that you will not directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, during your employment with the Company and during the period ending twelve (12) months after termination of your employment with the Company for any reason, do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s customers, clients, members, business partners or suppliers. For the avoidance of doubt, your solicitation of the Company’s business partners, vendors or suppliers who generally provide products or services to entities engaged in business similar to the Company’s business shall not violate this Section 14 provided that such activities are not for the purpose of diverting or attempting to divert from the Company any business of any kind.

You further agree that you will not, during your employment with the Company and during the ending twelve (12) months after termination of your employment with the Company for any reason, solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement.

15.	The Company’s Remedies For Breach.

If you breach any section of this Agreement, including without limitation, Section 5, 6, 10, 11, 13, or 14 the Company will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company will not be required to post a bond. For the avoidance of doubt, any material breach by you of this Agreement shall constitute cause for purposes of termination of the Agreement by the Company.

16.	Governing Law.

This Agreement is governed by New York law, without regard to conflicts of laws principles.

17.	Successors And Assigns.

This Agreement is binding on the Parties and their heirs, executors, successors and assigns.

18.	Severability And Construction.

If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.

19.	No Admission.

By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.

20.	Do Not Rely On Verbal Statements.

•	This Agreement sets forth the complete understanding between the Parties.

•	This Agreement may not be changed orally.

•

This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except: (a) your Option Agreement; and (b) as set forth in Section 4 of this Agreement, your confidentiality and intellectual property obligations set forth in your Transfer Letter and in Sections 2 and 3 of the NDA will remain in full force and effect.

•

Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.

21.	Your Opportunity To Review and Revoke.

a.

Twenty-One Day Review Period. The Company originally provided this Agreement to you on September 4, 2018. You had twenty-one (21) calendar days from the day you received the Agreement to consider the terms thereof, sign it and return it to the Company, which was September 25, 2018. By agreement between you and the Company, that period has been extended. Your opportunity to accept the terms of this Agreement, as revised on October 24, 2018, will expire on October 26, 2018 if you do not accept those terms before time expires. You may sign the Agreement prior to October 26, 2018, if you wish to do so. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms. In the event you do not execute and deliver this Agreement to the Company in the time period specified above, your employment shall continue at-will until such time your employment is terminated by the Company or you. If you elect to sign the Agreement, please sign and return it to Vince Ippolito, President, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016, or via email at vince.ippolito@dermavant.com.

b.	Talk To A Lawyer. Before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.

c.

Seven Days to Change Your Mind. You have seven (7) calendar days from the date of signing this Agreement to revoke the Agreement by expressing a desire to do so in writing addressed to Vince Ippolito, President, Dermavant Sciences, Inc., 2398 E. Camelback Rd., Suite 1060, Phoenix, AZ 85016, email address: vince.ippolito@dermavant.com.

22.	We Want To Make Absolutely Certain That You Understand This Agreement.

You acknowledge and agree that:

•	Yon have carefully read this Agreement in its entirety;

•	Yon have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days;

•	You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;

•

You have the opportunity to discuss this Agreement with a lawyer of yonr choosing, and agree that yon had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;

•	You fully understand the significance of all of the terms and conditions of this Agreement; and

•	You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY REVIEW PERIOD DESCRIBED ABOVE WHICH COMMENCED ON SEPTEMBER 4, 2018.

/s/ Vince Ippolito		/s/ James Lee
DERMAVNT SCIENCES, INC.		JAMES LEE

By:	/s/ Vince Ippolito
Dated:	10/26/18	Dated:	26 Oct 2018

Exhibit A

(Release to be signed on but not before Termination Date)

AGREEMENT AND RELEASE

In exchange for the payments, benefits and other consideration provided by Dermavant Sciences, Inc. (the “Company”) as set forth in the Retention Agreement dated September 4, 2018, as revised on October 24, 2018 (the “Agreement”), which you acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, you hereby IRREVOCABLY AND UNCONDITIONALLY agree to WAIVE, RELEASE AND FOREVER DISCHARGE the Company and the Company Releasees (as defined in Section 5 of the Agreement) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Exhibit A, arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, The New York State Human Rights Law, the New York State Executive Law, the New York State Civil Rights Law, the New York State Whistleblower Law, the New York State Legal Recreational Activities Law, the retaliation provisions of the New York State Workers’ Compensation Law, the New York Labor Law, the New York State Worker Adjustment and Retraining Notification Act, the New York State False Claims Act, New York State Wage and Hour Laws, the New York State Equal Pay Law, the New York State Rights of Persons with Disabilities Law, the New York State Nondiscrimination Against Genetic Disorders Law, the New York State Smokers’ Rights Law, the New York AIDS Testing Confidentiality Act, the New York Genetic Testing Confidentiality Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York City Human Rights Law, the New York City Administrative Code, the New York City Paid Sick Leave Law, and the New York City Charter; the North Carolina Employment Practices Act; the North Carolina Retaliatory Employment Discrimination Act; the North Carolina Persons with Disabilities Protection, North Carolina Discrimination Against Persons with Sickle Cell Trait; North Carolina Discrimination Based Upon Genetic Testing and Information; North Carolina Discrimination Based Upon Use of Lawful Products; North Carolina Discrimination Based Upon AIDS or HIV Status; North Carolina Hazardous Chemicals Right to Know Act; North Carolina Jury Service Discrimination; North Carolina Military Service Discrimination; and all of their respective implementing regulations and all of their respective implementing regulations. including all amendments thereto, provided that nothing herein constitutes a release or waiver of any claim or right that may arise after the execution of this Exhibit A.

You acknowledge and agree that: (i) you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, bonuses, commissions, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in the Agreement and all exhibits thereto; (ii) the Company shall have the right to deduct from the amounts payable pursuant to the Agreement any money owed to the Company by you for a loan or advance paid to you by the Company during your employment, when allowable by the loan agreement and applicable law; (iii) if applicable, the Company made available to you information regarding your FMLA or other leave rights and you were not improperly denied any request for FMLA or other leave; (iv) to the extent you took FMLA or other leave, you received the full range of benefits offered by the leave (e.g., benefits continuation coverage and restoration to the same or an equivalent position for FMLA leave) and did not suffer any form of retaliation as a result of taking any such leave; and (v) to the extent you requested a reasonable accommodation as defined by applicable law, the Company appropriately responded to your request. You agree and acknowledge that the information in this Paragraph is factually accurate as to you and may be used as a sworn statement of fact in any proceeding between myself and the Company.

You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this Paragraph on any grounds that may exist in law and equity. However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph, in any appropriate forum.

Notwithstanding the generality of the foregoing, you understand that nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Exhibit A; (vi) any claim or right you may have under the Agreement; or (vii) any claim that is not otherwise waivable under applicable law.

In addition, you understand that nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 1 of the Agreement. Nothing herein limits your right to receive an award from any self-regulatory authority or a government agency or entity that provides awards for providing information relating to a potential violation of law.

You further understand that nothing herein shall restrict you from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

By signing this Exhibit A, you understand and acknowledge that:

a) You have carefully read this Exhibit A in its entirety;

b) You have had a minimum of twenty-one (21) days to consider the terms of this Exhibit A;

c) The Company advises you to consult with an attorney before signing this Exhibit A;

d) You understand and acknowledge that you may not execute this Exhibit A earlier than the close of business on December 3, 2018;

e) You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Exhibit A;

f) You freely, voluntarily and knowingly entered into this Exhibit A after due consideration;

g) You and the Company agree that changes to the Company’s offer contained in the Agreement or this Exhibit A, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph (b) above;

h) You have a right to revoke this Exhibit A by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Exhibit A;

i) In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to the Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

j) No promise or inducement has been offered to you, except as expressly set forth herein and in the Agreement, and you are not relying upon any such promise or inducement in entering into this Exhibit A. Your employment remains at-will and this Exhibit A does not confer upon you any right or obligation to continue in the employ of the Company for any period of time.

This Exhibit A shall become effective upon the expiration of the seven (7) day revocation period described above. You understand and acknowledge that no payments will be made and no benefits will be provided to you until you have executed the Agreement and this Exhibit A and both seven (7) day revocation periods have expired without revocation by you..

This Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the Agreement between the Company and you, including the recitation of consideration provided by the Company. By signing this Exhibit A, you waive, release and forever discharge any and all claims that may have arisen through the date of your execution of this Exhibit A except as expressly set forth above. It is not your intention to otherwise change, alter or amend any of the terms and conditions of the Agreement, for which you received adequate consideration, and which Agreement remains in full force and effect. You and the Company acknowledge and agree that you and the Company continue to be bound by the terms and conditions of the Agreement.

YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU SHALL EXECUTE THIS EXHIBIT A NO EARLIER THAN THE CLOSE OF BUSINESS ON BUT NOT BEFORE             , 2018, FIVE (5) DAYS FOLLOWING YOUR LAST DAY OF EMPLOYMENT WITH THE COMPANY.

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

/s/ James Lee
James Lee

Date: December 3, 2018

Exhibit B

(To be signed on but not before the Termination Date)

FORM OF ACKNOWLEDGEMENT

My employment by Dermavant Sciences, Inc. (the “Company”) is now terminated. I have reviewed the terms of my Retention Agreement dated Oct 26, 2018 (the “Retention Agreement”), as well as my Transfer Letter with Dermavant (the “Transfer Letter”) and my Employee Non-Disclosure and Invention Assignment Agreement with Roivant Sciences, Inc. (the “NDA”) (collectively, the “Agreements”), and I swear, under penalty of perjury, that:

•	I have complied with and, to the extent applicable, will continue to comply all provisions of the Retention Agreement and the Transfer Letter.

•	I have complied with all applicable provisions of the NDA, and will continue to comply with my confidentiality and intellectual property obligations set forth in Sections 2 and 3 of the NDA.

•

I have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment.

•

I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company. I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession.

I declare, under penalty of perjury, that the foregoing statements by me are true. I further acknowledge and affirm that if any of the foregoing statements by me are willfully false, I will be subject to punishment.

Signature

/s/ James Lee
James Lee
[ADDRESS]

Exhibit C

(Transfer Letter)

[Attached]

Exhibit D

(Employee Non-Disclosure and Invention Assignment Agreement)

[Attached]

Exhibit E

(Stock Option Grant Notice and Option Agreement)

[Attached]

Exhibit F

(Consulting Agreement)

[Attached]